UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF

2026 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Wednesday, September 2, 2026 5:00PM ET	Meeting Location Virtual https://meetnow.global/AGYS2026	Record Date Close of Business July 6, 2026

Please join us for the Agilysys, Inc. 2026 Annual Meeting of Stockholders to be held virtually on Wednesday, September 2, 2026, at 5:00 p.m. Eastern Time.

The purposes of the Annual Meeting are:

1.
To elect the eight director nominees named in the attached Proxy Statement;
2.
To approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.
To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2027; and
4.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on July 6, 2026, are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend the meeting. In addition to voting by mail, you may vote by telephone or internet. Please refer to your proxy card and the Proxy Statement for information regarding how to vote by telephone or internet. The live audio webcast of the 2026 Annual Meeting will begin promptly at 5:00 p.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the 2026 Annual Meeting. We encourage you to access the meeting in advance of the designated start time.

By Order of the Board of Directors, Michael A. Kaufman Chairman of the Board of Directors July 16, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be held on September 2, 2026.

We are pleased to announce that we are delivering your proxy materials for the 2026 Annual Meeting of Stockholders via the Internet. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, are available at www.envisionreports.com/AGYS. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a letter to our stockholders notifying them that these materials are available on the Internet and how these materials may be accessed. This letter, which we refer to as our “Notice and Access Letter,” will be mailed to our stockholders on or about July 16, 2026.

Our Notice and Access Letter will instruct you on how to access and review our proxy statement for the 2026 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended March 31, 2026. It will instruct you on how you may vote your proxy via the Internet, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless requested, you will not receive printed proxy materials by mail.

TABLE OF

Proxy Statement

PROXY STATEMENT

2026 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Information

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., a Delaware corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting of Stockholders to be held at 5:00 PM, Eastern Time, on September 2, 2026, and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held virtually at: https://meetnow.global/AGYS2026.

The purposes of the Annual Meeting are stated in the accompanying Notice. We anticipate that our Notice and Access Letter will first be mailed, and this Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2026 (“2026 Annual Report”), will be first made available electronically at www.envisionreports.com/AGYS beginning on or about July 16, 2026.

To access the virtual meeting, go to https://meetnow.global/AGYS2026 and enter a valid control number found on your proxy card, notice of internet availability, or an email previously received from Computershare.

The live audio webcast of the 2026 Annual Meeting will begin promptly at 5:00 p.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the 2026 Annual Meeting. We encourage you to access the meeting in advance of the designated start time. We will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any technical difficulty during the virtual meeting, please call the number listed at: https://meetnow.global/AGYS2026.

We have designed the format of the 2026 Annual Meeting to ensure that our shareholders are afforded similar rights and opportunities to participate as they would at an in-person meeting. After the business portion of the 2026 Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Ground Rules for Conduct of the Shareholder Meeting. On the day of and during the 2026 Annual Meeting, you can view our Ground Rules for Conduct of the Shareholder Meeting and submit any questions on https://meetnow.global/AGYS2026. Answers to any appropriate questions not addressed during the meeting will be posted following the meeting on the investor page of our website at www.agilysys.com. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources, and ensure all shareholder questions are able to be addressed, we will respond to no more than three questions from any single shareholder.

Record Date, Voting Shares, and Quorum

Stockholders of record of our common shares at the close of business on July 6, 2026, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting. On the Record Date, there were 28,198,382 common shares outstanding and entitled to vote. Each common share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of common shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol AGYS. References within this Proxy Statement to our common shares refer to shares of our common stock, without par value, the only class of securities entitled to vote at the Annual Meeting.

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Proxy Statement

How to Vote

If you are the record holder of common shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. You may also vote by telephone or internet. Telephone and internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. If you vote by telephone or internet, you need not return your proxy card. If your common shares are held by a bank, broker or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and internet, availability and specific procedures will depend on their voting arrangements.

Unless revoked, common shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

•
FOR the election of each director nominee named herein (proposal 1);
•
FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 2); and
•
FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (proposal 3).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or internet. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, the nominees named herein for election as directors in proposal 1 will be elected if they receive a greater number of votes “for” their election than votes “against” their election. Abstentions and broker non-votes will have no effect on the election of directors.

For each of proposal 2 (advisory vote on named executive officer compensation), and proposal 3 (ratification of independent registered public accounting firm), if a quorum is present at the Annual Meeting, the affirmative vote of the holders of shares representing a majority of the common shares present or represented by proxy and entitled to vote will be required to approve each proposal.

If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares, your broker or nominee will not have discretionary authority to vote your shares on proposals 1 or 2. Proposal 3 is considered a “routine proposal” on which your broker or nominee will have discretionary authority to vote your shares if you do not give voting instructions, and accordingly we do not expect any broker non-votes to result from proposal 3.

No Cumulative Voting

Under our certificate of incorporation, our stockholders do not have cumulative voting rights in the election of directors.

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Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the Notice and Access letter, Proxy Statement, and proxy card, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Annual Meeting

You can attend and participate in the 2026 Annual Meeting online, vote your shares electronically, and submit your questions during the 2026 Annual Meeting by visiting https://meetnow.global/AGYS2026. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card to access the 2026 Annual Meeting platform. If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare) you do not need to register to attend the Annual Meeting virtually. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually. To register to attend the virtual Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your Agilysys holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time three business days in advance of the meeting. You will receive confirmation of your registration by email after your registration materials are received. Requests for registration should be directed to: legalproxy@computershare.com.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced on a Form 8-K, final results will be announced on an amendment to the Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2026 Annual Report is being made available with this Proxy Statement. These documents are available electronically at www.envisionreports.com/AGYS or on our website. Our 2026 Annual Report and the other information available on or through our website is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2026 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate headquarters at: Agilysys, Inc., Attn: Investor Relations, 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, or you may request copies through our website under Investor Relations. These documents have been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7941, or by email at investorrelations@agilysys.com, or through our website under Investor Relations.

Corporate Governance

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to stockholders. Under the Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations, among other things. The Guidelines also state the board of directors’ policies regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating

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and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors. The Guidelines are available on our website under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company, as well as certain third parties. The Code of Business Conduct is reviewed annually by the Nominating and Corporate Governance Committee and the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website under Investor Relations. The Company has in place a reporting hotline and website available for use by all employees and third parties, as described in the Code of Business Conduct. Any employee or third-party can anonymously report potential violations of the Code of Business Conduct through the hotline or website, both of which are managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he or she fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors’ annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director’s immediate family members and the Company or its management. In May 2026, the board of directors performed its annual director independence review and, as a result, determined that each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, John Mutch, and Lisa Pope qualify as independent directors. Ramesh Srinivasan is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held 7 meetings during fiscal year 2026, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which the director served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chair. It is the board of directors’ policy that all its members attend the Annual Meeting of Stockholders absent exceptional cause. All the directors attended the 2025 Annual Meeting of Stockholders.

Stockholder Communication with Directors

Stockholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Board and Committee Evaluations

In 2025, the Board and each of its committees conducted a self-evaluation process, which includes a qualitative assessment by each director of the performance of the Board and the committee or committees on which each director sits. The results of the self-evaluation process, and any recommendations for improvement in connection therewith, were reported to and discussed by the Board. The Board and each of its committees use the results

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and recommendations stemming from this self-evaluation process to support the Board’s oversight function, enhance its role as a strategic partner with management, and improve its governance processes.

Committees of the Board

During fiscal year 2026, the board of directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Audit Committee also had a standing Cybersecurity Risk Subcommittee. Mr. Srinivasan is not a member of any board committee or subcommittee. At the end of the fiscal year, the members and chairperson of each committee and subcommittee were as follows:

Director	Audit	Cybersecurity Risk Subcommittee	Compensation	Nominating and Corporate Governance
Donald Colvin*	Chair
Dana Jones*	X		Chair
Jerry Jones		X	X	X
Michael A. Kaufman			X	Chair
Melvin Keating			X	X
John Mutch*	X	X		X
Lisa Pope*	X
Total Meetings Held in 2026	8	4	4	3

*Qualifies as an Audit Committee Financial Expert.

As of July 16, 2026, the committee membership set forth above remained the same.

Committee Charters. The board of directors has adopted a charter for each committee, and each committee is responsible for the annual review of its respective charter. Charters for each committee are available on our website under Investor Relations.

Audit Committee. The Audit Committee held 8 meetings during fiscal year 2026. The Audit Committee reviews, with our independent registered public accounting firm, the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards and SEC rules for audit committee members. The board of directors also determined that each of Ms. Jones and Ms. Pope and Messrs. Colvin and Mutch qualify as an “audit committee financial expert” under SEC rules.

Cybersecurity Risk Subcommittee of the Audit Committee. In March of 2023 the board of directors formed the Cybersecurity Risk Subcommittee of the Audit Committee to assist the Audit Committee in its oversight of cybersecurity risks. The Cybersecurity Risk Subcommittee held 4 meetings during fiscal year 2026.

The Cybersecurity Risk Subcommittee is responsible for reviewing the Company’s policies and procedures with respect to privacy, network and data security, information technology systems, cybersecurity incident response and risk management, as well as assessing the implementation and effectiveness of such policies and procedures. In addition, the Cybersecurity Risk Subcommittee assesses the Company’s management of risks related to the Company’s information technology systems and processes; reviews the Company’s utilization of information technology and security resources, including staffing; and reviews information technology strategies and programs relating to new security technologies. As part of its responsibility, the Cybersecurity Risk Subcommittee reviews the periodic security assessments conducted by the Company and any audits of the Company’s information technology systems and processes, evaluating the risk of potential cyber threats and recommending risk mitigation measures.

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In accordance with the Cybersecurity Risk Subcommittee Charter, the Cybersecurity Risk Subcommittee consists of two independent directors, Messrs. Jones and Mutch, each of whom have the requisite experience in information technology and/or cybersecurity and an understanding of cyber threats, risk mitigation and policy.

Compensation Committee. The Compensation Committee held 4 meetings during fiscal year 2026. The purpose of the Compensation Committee is to enhance stockholder value by ensuring that compensation plans for the board of directors, Chief Executive Officer, and other executive officers enable us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our executives. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter.

The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members. Our Finance, Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect to executive compensation. The Compensation Committee engaged a compensation consultant to provide a market study, which assisted with analysis and decision making in connection with setting compensation for the Named Executive Officers in fiscal year 2026.

Our Chief Executive Officer, Chief Financial Officer and General Counsel attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Nominating Committee”) held 3 meetings during fiscal year 2026. The board of directors determined that all Nominating Committee members are independent under NASDAQ listing standards. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing stockholder-recommended nominees; assessing and evaluating the board of directors’ effectiveness; overseeing talent, culture, and succession planning; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

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Be of proven integrity with a record of substantial achievement;
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Have demonstrated ability and sound business judgment based on broad experience;
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Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director and committee meetings;
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Be analytical and constructive in the objective appraisal of management’s plans and programs;

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Be committed to maximizing stockholder value and building a sound company, long-term;
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Be able to develop a professional working relationship with other directors and contribute to the board of directors’ working relationship with senior management of the Company;
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Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
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Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the board of directors’ current and anticipated needs in terms of number, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider stockholder-recommended nominees for membership on the board of directors. For a stockholder to properly nominate a candidate for election as a director at a meeting of the stockholders, the stockholder must be a stockholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A stockholder’s notice must set forth, as to each candidate:

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Name, age, business address, and residence address of the candidate;
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Principal occupation or employment of the candidate;
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Class and number of shares that are owned of record or beneficially by the candidate;
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Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;
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Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his or her actions as a director, will comply with the Company’s Bylaws and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;
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Name and address of the stockholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;
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Class and number of shares that are owned of record or beneficially by the stockholder and by any such beneficial owner as of the date of the notice;
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Representation that the stockholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;
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Description of any agreement, arrangement, or understanding between or among the stockholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;

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Description of any agreement, arrangement, or understanding in effect as of the date of the stockholder’s notice pursuant to which the stockholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;
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Representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
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Representation whether the stockholder intends to comply with Rule 14a-19 promulgated under the Exchange Act, including delivering a proxy statement and/or form of proxy to holders of at least sixty-seven percent (67%) of the voting power of the outstanding common and preferred shares, and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any stockholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Board Leadership

The board of directors determined that having an independent director serve as chairman of the board is in the best interest of stockholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors’ Corporate Governance Guidelines, it is our policy that the positions of chairman of the board and chief executive officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kaufman has served as Chairman of the Board since 2015.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company. The board of directors, as a whole and through its committees is actively involved in the oversight of such risks. The board of directors’ role in risk oversight includes receiving regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, risk rankings and prioritization, assesses likelihood of risk occurrence, and develops risk mitigation plans for prioritized risks. Risks are ranked by evaluating each risk’s likelihood of occurrence and the magnitude of such risk.

The board of directors’ Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were reasonably tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Given the nature of our business, management is highly focused on identifying and managing a broad range of cybersecurity risks. These risks include those relating to our internal systems, as well as to our products and services for customers. The full board of directors has primary responsibility for oversight of the Company’s cybersecurity risks. The Audit Committee is also responsible for reviewing the Company’s information and cybersecurity risks and the steps that management has taken to protect against threats to the Company’s information systems, including results of periodic security assessments performed in conjunction with ongoing monitoring. The Audit Committee has formed a Cybersecurity Risk Subcommittee to assist the Audit Committee in its oversight of cybersecurity risks. By its charter, all members of the Cybersecurity Risk Subcommittee must have a background or experience in information technology or cybersecurity and an understanding of cyber threats, risk mitigation and policy.

To more effectively prevent, detect and respond to information security threats, the Company maintains a cybersecurity risk management program, which is supervised by a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide cybersecurity strategy, policies, standards, architecture, and

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processes. Both the board of directors and the Cybersecurity Risk Subcommittee receive regular reports from the Chief Information Security Officer on, among other things, the Company’s cybersecurity risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security programs, mitigation strategies, areas of emerging risks, incidents, and industry trends. The Cybersecurity Risk Subcommittee reports directly to the Audit Committee regarding cybersecurity risks, including with respect to information provided by the Chief Information Security Officer.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2026 (Ms. Jones and Messrs. Jones, Kaufman, and Keating) is or has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed as a related person transaction, and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our board of directors during fiscal year 2026.

Policy on Hedging of Shares

We do not have any practices or policies regarding hedging or offsetting any decrease in the market value of the Company’s equity securities held by employees or directors of the Company.

Director Compensation

During fiscal year 2026, the board of directors approved compensation for non-employee directors consisting of the following:

We also reimburse our directors for reasonable out-of-pocket expenses incurred for attendance at board of directors and committee meetings.

The fiscal year 2026 equity award for each director consisted of 973 restricted shares, based on the closing price of the Company’s common stock of $102.69 on the date the grant was approved by the board of directors, and was granted under the 2024 Equity Incentive Plan. The restricted shares vested on May 22, 2026, and provided for pro-rata vesting upon retirement prior to May 22, 2026.

Our directors are subject to share ownership guidelines that require ownership of common stock with a market value of six times the director’s respective annual cash retainer within five years of service. We pay no additional fees for board of director or committee meeting attendance.

2026 Proxy Statement | 9

Proxy Statement

Director Compensation for Fiscal Year 2026

Director (1)	Fees Earned - Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Donald Colvin	65,000	100,000	165,000
Dana Jones	72,500	100,000	172,500
Jerry Jones	70,000	100,000	170,000
Michael A. Kaufman	102,500	100,000	202,500
Melvin Keating	60,000	100,000	160,000
John Mutch	70,000	100,000	170,000
Lisa Pope (4)	45,000	100,000	145,000

(1)
Our CEO, Ramesh Srinivasan, is also a member of the board of directors, but he receives no direct compensation for such service.
(2)
Fees are paid quarterly.
(3)
Amounts in this column represent the fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 based on a grant date of May 22, 2025. The closing price of the Company’s common stock on May 22, 2025, was $102.69.
(4)
Lisa Pope became a member of the Audit Committee in the third quarter of FY26.

10 | 2026 Proxy Statement

ProPOsal 1

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of eight members whose terms expire at this Annual Meeting. In each case, subject to their earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.

Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, comprised of independent directors, the board of directors has nominated each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, John Mutch, Lisa Pope, and Ramesh Srinivasan for election to the board of directors for a term of one year, to serve until the annual meeting of stockholders in 2027 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth below.

Unless the stockholder specifies otherwise as to any of these nominees, the shares represented by a validly executed proxy will be voted “FOR” the election of each of Ms. Jones and Ms. Pope and Messrs. Colvin, Jones, Kaufman, Keating, Mutch, and Srinivasan for a one-year term. Each nominee has indicated his or her willingness to serve as a director if elected.

A biography for each director nominee follows, and if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, and/or skills of each director and director nominee in support of his or her service on the board of directors is also provided.

Director Nominees

PROPOSAL 1:

Recommendation of the Board of Directors

The board of directors recommends a vote “for” the election of each of the nominees. Proxy cards received by the company will be voted "FOR" the election of each of the nominees unless the stockholder specifies otherwise on the proxy card.

2026 Proxy Statement | 11

ProPOSAL 1

DONALD COLVIN

Independent Director

Age 73 | Director since 2015

Committee Memberships:

•
Audit (Chair)

Other Public Board Directorships:

•
Comstock Inc.
•
Viavi Solutions Inc.

Education:

Mr. Colvin earned his B.A. in Economics, with honors, and an M.B.A. from the University of Strathclyde in Scotland.

Biographical Information

Mr. Colvin is a director (March 2026-present) of Comstock Inc. (NYSE: LODE), an industry leader in converting under-utilized natural resources into renewable energy products. Mr. Colvin also serves as a director (2015-present) of Viavi Solutions Inc. (NASDAQ: VIAV), a global provider of network test, monitoring, and assurance solutions, and served as a director of Maxeon Solar (NASDAQ: MAXN) from 2020 to 2026. He was formerly a director of UTAC Holdings, Ltd., a private Singapore technology company, and a director of Applied Micro Circuits Corporation from 2007 to 2011. Mr. Colvin previously served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015. Before that, he was Executive Vice President and Chief Financial Officer of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and Chief Financial Officer of Atmel Corporation, Chief Financial Officer of European Silicon Structures as well as several financial roles at Motorola Inc.

Value Mr. Colvin Brings to our Board

Mr. Colvin’s qualifications and extensive experience include financial management, capital structure, financial strategy, significant public company leadership and board experience, and experience in the hospitality industry, which the Company serves.

12 | 2026 Proxy Statement

ProPOsal 1

DANA JONES

Independent Director

Age 51 | Director since 2019

Committee Memberships:

•
Compensation (Chair)
•
Audit

Education:

Ms. Jones graduated Summa Cum Laude and holds a BSE in industrial and operations engineering from the University of Michigan.

Biographical Information

Dana Jones served as Chief Executive Officer and President of RealPage, Inc. from August 2021 to December 2025. She also served as a member of RealPage’s Board of Directors and has over two decades of experience leading and growing global enterprise software businesses.

Prior to RealPage, Ms. Jones was the Chief Executive Officer of Sparta Systems, the market leader in digital enterprise quality management software for the life sciences space, from March 2018 until March 2021, when Sparta was acquired by Honeywell. Prior to joining Sparta Systems, Ms. Jones served as Chief Executive Officer of Active Network, the leader in activity and event management software, during 2016 and 2017 when Active Network was acquired by Global Payments. Before joining Active Network, Ms. Jones was Chief Marketing Officer and Senior Vice President of Products for Sabre Airline Solutions, a global provider of software to the airline industry, from 2012 to 2017. Prior to Sabre, Ms. Jones co-founded Noesis Energy and served as Executive Vice President of Product, Sales, Marketing, and Operations.

Ms. Jones also served on the board of directors of Zapata Computing, a leading enterprise software company for NISQ-based quantum applications, from June 2021-October 2024.

Value Ms. Jones Brings to our Board

Ms. Jones is an accomplished software executive with decades of experience leading and growing cloud-based global enterprise software businesses.

JERRY JONES

Independent Director

Age 70 | Director since 2012

Committee Memberships:

•
Compensation
•
Nominating and Corporate Governance

Education:

Mr. Jones is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas.

Biographical Information

Mr. Jones is the Executive Vice President, Chief Ethics and Legal Officer of LiveRamp Holdings, Inc. (NYSE: RAMP), a software-as-a-service (SaaS) company that provides the identity platform for data collaboration. His responsibilities include oversight of its legal, privacy, and security teams and various strategic initiatives, including the strategy and execution of mergers and alliances, as well as serving as a director of most wholly owned subsidiary companies. Prior to joining LiveRamp in September 2018, Mr. Jones was the Chief Ethics and Legal Officer at Acxiom since 1999, where he oversaw all legal and data ethics matters and led the efforts to acquire businesses in the U.S., Europe, China, and the Middle East. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Mr. Jones is a member of the Board of the U.S. Chamber of Commerce and a Special Advisor to the Club de Madrid.

Value Mr. Jones Brings to our Board

As the Chief Ethics and Legal Officer of a publicly traded SaaS company, Mr. Jones has extensive experience with legal, governance, privacy, and cybersecurity matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

2026 Proxy Statement | 13

ProPOSAL 1

MICHAEL A. KAUFMAN

Chairman and Independent Director

Age 54 | Director since 2014

Committee Memberships:

•
Compensation
•
Nominating and Corporate Governance (Chair)

Other Public Board Directorships:

•
Yatra Online, Inc.

Education:

Mr. Kaufman holds a B.A. in Economics as well as an M.B.A from the University of Chicago. He also earned a law degree from Yale University.

Biographical Information

Mr. Kaufman has served as the Chief Executive Officer of MAK Capital, an investment advisory firm based in New York, New York, since he founded the firm in 2002. He also serves as a director for Yatra Online, Inc. (NASDAQ: YTRA), Trailhead Biosystems, Inc., MaraBio, and Noveome Biotherapeutics, Inc. He is a former director of Champions Home Inc. (NYSE: SKY) and AZR/MRH.

Value Mr. Kaufman Brings to our Board

As Chief Executive Officer of MAK Capital, a significant stockholder of the Company, Mr. Kaufman is especially qualified to represent the interests of the Company’s stockholders as a director and chairman of the board. Additionally, Mr. Kaufman’s qualifications and experience include capital markets, investment strategy, and financial management.

14 | 2026 Proxy Statement

ProPOsal 1

MELVIN KEATING

Independent Director

Age 79 | Director since 2015

Committee Memberships:

•
Compensation
•
Nominating and Corporate Governance

Other Public Board Directorships:

•
Rocky Mountain Chocolate Factory

Education:

Mr. Keating holds a B.A. from Rutgers University as well as an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Biographical Information

Mr. Keating has been a consultant providing investment advice and other services to private and public companies and private equity firms since 2008. Mr. Keating serves as a director and Chairman of the Board (since December 2024) of Rocky Mountain Chocolate Factory (NASDAQ: RMCF), a leading franchisor of premium chocolate and confectionary retail stores. From 2016-2023, Mr. Keating served as a director of MagnaChip Semiconductor Corporation (NYSE: MX), a specialist in OLED panel technology and a designer/manufacturer of analog and mixed signal semiconductor platform solutions. Previously he was a director of Vitamin Shoppe Inc., a retailer of nutritional supplements, from April 2018 until it was taken private in December 2019, and Red Lion Hotels Corporation from July 2010 until June 2017, serving as Chairman of the Board from May 2013 to 2015. Mr. Keating also served on the boards of directors of the following public companies: SPS Commerce, Inc., a provider of cloud-based supply chain management solutions (March 2018 to May 2019), and Harte Hanks Inc., a global marketing services firm (2017 until July 2020). From 2005 - 2008, Mr. Keating was President and CEO of Alliance Semiconductor Corporation.

Value Mr. Keating Brings to our Board

Mr. Keating has substantial experience leading public companies in the technology and hospitality industries and is qualified in global operations, financial management and strategy, and capital markets.

2026 Proxy Statement | 15

ProPOSAL 1

JOHN MUTCH

Independent Director

Age 69 | Director since 2009

Committee Memberships:

•
Audit
•
Nominating and Corporate Governance

Other Public Board Directorships:

•
Aviat Networks, Inc.
•
Universal Electronics, Inc.

Education:

Mr. Mutch holds a B.S. in Economics from Cornell University and an M.B.A. from the University of Chicago.

Biographical Information

Mr. Mutch has served since 2005 as founder and managing partner of MV Advisors LLC , a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies. Mr. Mutch has served as chairman of the board of directors of Aviat Networks, Inc. (NASDAQ: AVNW), a global provider of microwave networking solutions, since February 2015, and has served on the board of directors since January 2015. Mr. Mutch also serves as a director (2025-present) of Universal Electronics, Inc. (NASDAQ: UEIC), which provides wireless universal control solutions for home entertainment and smart home devices and designs, develops, manufactures, ships, and supports hardware and software control and sensor technology solutions. From December 2008 to January 2014, Mr. Mutch served as President, CEO and Chairman of BeyondTrust Software, a privately-held security software company. Previously, Mr. Mutch served as director for Maxwell Technologies, YuMe, RhythmOne, Steel Excel, Beyondtrust Software, Phoenix Technologies, Aspyra, Overland Storage, and Brio Software. Additional executive roles included President, Chief Executive Officer and a director of HNC Software, and a variety of executive sales and marketing positions at Microsoft. Mr. Mutch co-authored the book “Preventing Good People from Doing Bad Things: Implementing Least Privilege”, which focuses on enterprise security. Mr. Mutch is a veteran of the U.S. Navy.

Value Mr. Mutch Brings to our Board

As a former chief executive officer and a current and past board member of many technology companies, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

LISA POPE

Independent Director

Age 63 | Director since 2024

Committee Memberships:

•
Audit

 Education:

Ms. Pope holds B.A. degrees in Economics and Communication and Media Studies from the University of California, Santa Barbara.

Biographical Information

Ms. Pope has over 30 years of expertise in the software industry. From April 2022 to February 2025, she served as the President of Epicor, a $1.2 Billion enterprise software provider in the manufacturing, distribution, and retail markets. Prior to that role, she served as Executive Vice President – Americas from March 2017 to April 2022. Prior to Epicor, Ms. Pope held strategic leadership roles at Infor, QAD and Oracle technology companies, driving significant SaaS growth and customer retention. Ms. Pope currently serves as a board member at Apex Analytix, a private equity owned SaaS company in the supply chain market.

Value Ms. Pope Brings to our Board

Ms. Pope brings extensive executive-level experience driving go-to-market growth initiatives and successful transitions from on-premises software license models to cloud-first, mobile-first, subscription-based SaaS models. Ms. Pope also brings specialized acquisition and post-acquisition integration experience and extensive knowledge in direct and channel selling, including international exposure. She has product development experience, market and competitive analysis expertise, as well as strong financial acumen.

16 | 2026 Proxy Statement

ProPOsal 1

RAMESH SRINIVASAN

President and Chief Executive Officer, Director

Age 66 | Director since 2017

Committee Memberships:

•
None

Education:

Mr. Srinivasan holds a Post-Graduate Diploma in Management (MBA equivalent) from the Indian Institute of Management, Bangalore, India, and a degree in Engineering from the Indian Institute of Technology (Banaras Hindu University), Varanasi, India.

Biographical Information

Mr. Srinivasan has been President and Chief Executive Officer of the Company since January 2017. He previously served as CEO of Ooyala, a Silicon Valley based provider of a suite of technology offerings in the online video space, from January 2016 to November 2016. From March 2015 to November 2015, he was President and CEO of Innotrac Corp., an ecommerce fulfillment provider which merged with eBay Enterprise to form Radial Inc. in 2015. Prior to that, Mr. Srinivasan served as President and CEO of Bally Technologies Inc. (NYSE: BYI) from December 2012 to May 2014, and President and COO from April 2011 to December 2012. He started as Executive Vice President of Bally Systems in March 2005. Mr. Srinivasan was with Manhattan Associates from 1998 to 2005, where his last position was Executive Vice-President of Warehouse Management Systems.

Value Mr. Srinivasan Brings to our Board

Mr. Srinivasan has three decades of enterprise software development, execution, leadership, and strategy experience. He has a history of driving strong performance at high growth technology companies, helping them scale their businesses profitably.

2026 Proxy Statement | 17

ProPOSAL 1

Board Matrix

EXPERIENCE	Colvin	D. Jones	J. Jones	Kaufman	Keating	Mutch	Pope	Srinivasan
Finance/Accounting/Investing	●	●		●	●	●	●
Hospitality	●				●			●
Regulatory/Compliance/Legal			●	●
CEO/Leadership	●	●		●	●	●	●	●
Technology	●	●	●	●	●	●	●	●
Enterprise Software	●	●	●	●	●	●	●	●
Cyber Security	●	●	●	●	●	●	●	●
International	●	●	●		●	●	●
Public Co. Board(s)	●	●		●	●	●

TENURE / AGE / INDEPENDENCE
Years on the Board	11	7	14	12	11	17	1	9
Age	73	51	70	54	79	69	64	66
Independence	●	●	●	●	●	●	●

Vote Required

Each of the nominees for election as directors will be elected if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election. Abstentions and broker non-votes will have no effect on the election of directors.

18 | 2026 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON SHARES

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of July 6, 2026, by: (i) each current director; (ii) each of our Named Executive Officers; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable, or restricted stock units that will vest, within 60 days of July 6, 2026. Percent of common shares are calculated based on 28,198,382 shares of common stock outstanding on July 6, 2026. Except as otherwise specified, the address for each below named beneficial owner is: c/o Agilysys, Inc., 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022.

Directors and Named Executive Officers	Common Shares Beneficially Owned		Percent of Class
Donald Colvin	25,565	(1)	*
Dana Jones	14,829	(1)	*
Jerry Jones	42,923	(1)	*
Michael A. Kaufman	1,204,251	(1), (2)	4.3
Melvin Keating	66,380	(1)	*
John Mutch	32,377	(1)	*
Lisa Pope	1,214	(1)	*
Ramesh Srinivasan	867,454	(3)	3.1
William David ("Dave") Wood	45,002	(4)	*
Kyle Badger	83,437	(5)	*
Sethuram Shivashankar	24,941	(6)	*
Joe Youssef	20,654	(7)	*
All directors and executive officers (13 persons)	2,450,372		8.7
Beneficial Owners of More than 5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,220,512	(8)	13.8

* Less than 1%.

(1)
Excludes 1,424 RSUs.
(2)
Includes (i) 10,553 shares of common stock held directly by Michael A. Kaufman and (ii) 1,192,730 shares of common stock held by MAK Capital Fund LP (“MAK Fund”). MAK Capital One L.L.C. (“MAK Capital”) acts as the investment manager of MAK Fund and Mr. Kaufman is the managing member of MAK Capital. As such, each of MAK Capital and Mr. Kaufman may be deemed to indirectly beneficially own the shares of common stock held by MAK Fund. Each of MAK Capital and Mr. Kaufman disclaims such beneficial ownership, except to the extent of its pecuniary interest therein. Mr. Kaufman shares voting power and investment power with MAK Capital and MAK Fund with respect to the shares of common stock held by MAK Fund.
(3)
Includes 60,000 shares of common stock held by the Ramesh and Sujatha Srinivasan Living Trust, of which Mr. Srinivasan serves as a co-trustee with his spouse.
(4)
Includes 2,528 SSARs that are exercisable within 60 days of July 6, 2026. Includes 1,422 restricted common shares; excludes 8,007 RSUs.
(5)
Includes 771 restricted common shares; excludes 4,576 RSUs.
(6)
Includes 910 restricted common shares; excludes 5,610 RSUs.
(7)
Includes 18,212 restricted common shares; excludes 3,861 RSUs.
(8)
As reported on the Schedule 13G/A filed with the SEC on January 23, 2024, Blackrock, Inc. has sole voting power with respect to 3,192,007 shares and sole dispositive power with respect to all the shares.

2026 Proxy Statement | 19

BENEFICIAL OWNERSHIP OF COMMON SHARES

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2026, other than Joe Youssef and Sethuram Shivashankar, officers of the Company, who filed late Form 3s to report initial beneficial ownership due to an administrative delay in obtaining SEC filing credentials. Additionally, Mr. Youssef filed one late Form 4, Dana Jones, a Director of the Company, filed one late Form 4, and Ramesh Srinivasan, our CEO, filed an amended Form 4 that corrected the amount of shares that were originally incorrectly reported due to an administrative error. All such transactions have since been fully and accurately reported.

20 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs for our Named Executive Officers during fiscal year 2026, being the year beginning April 1, 2025, and continuing through March 31, 2026. Compensation arrangements with our Named Executive Officers are governed by the Compensation Committee of our board of directors.

Our Named Executive Officers in fiscal year 2026, which consists of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated Executive Officers, are listed below:

•
Ramesh Srinivasan, President and CEO
•
Dave Wood, Senior Vice President and CFO
•
Kyle Badger, Senior Vice President, General Counsel and Secretary
•
Sethuram Shivashankar, Senior Vice President, Chief Technology Officer and Chief Information Officer
•
Joe Youssef, Senior Vice President of Sales and Chief Commercial Officer

Compensation Focus for Fiscal Year 2026

In determining compensation for our Named Executive Officers in fiscal year 2026, the Committee was primarily focused on:

•
Setting base salary and annual incentive target values for our Named Executive Officers to be market competitive and to maintain alignment with the Committee's philosophy and goals; and
•
Providing long-term equity incentives to our Named Executive Officers to align pay with performance and continue to meet the Company’s compensation objectives.

The compensation arrangements with our Named Executive Officers for fiscal year 2026 were similar to the compensation arrangements for Named Executive Officers in prior years. Our CEO’s compensation includes base salary, an annual incentive based on company financial performance that is settled in shares of common stock, as well as long term equity incentives that were granted in 2023 but vest over three years, with a combination of time-based vesting and performance-based vesting requirements. The compensation for our other Named Executive Officers includes base salary, annual cash incentives based on company financial performance, and long-term equity incentives.

At the 2025 Annual Meeting, approximately 94% of the votes cast approved the Company’s executive compensation program for its Named Executive Officers. The Compensation Committee believes our current program promotes the Company’s business strategy and aligns pay with performance and shareholder value. Consequently, the Compensation Committee continued to link executive pay to performance and maintained annual incentive opportunities for the Named Executive Officers at similar levels as fiscal year 2025. Annual incentive performance targets for fiscal year 2026 were focused on improvements over fiscal year 2025 results. The annual incentive for our CEO, while based on the same company financial measures as the annual incentives for the other Named Executive Officers, was settled in shares of common stock to further align the CEO with stockholder interests and to emphasize long term value creation.

Long-term equity incentives for the Named Executive Officers other than the CEO in fiscal year 2026 consisted of grants of shares of restricted stock units that vest over three years.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term stockholder value.

2026 Proxy Statement | 21

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives. For fiscal year 2026, our Compensation Committee’s pay philosophy was to emphasize performance-based compensation tied to annual goals in the form of annual cash incentives and long-term performance-based compensation in the form of long-term equity incentives. The Compensation Committee’s objective was to establish an overall compensation package to:

•
Reward the achievement of business objectives approved by our board of directors;
•
Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies;
•
Tie a significant portion of compensation to the long-term performance of our common shares; and
•
Attract, retain, and motivate executives who could significantly contribute to our success.

Compensation Structure. Our compensation structure is comprised of:

Base Salary — Base salary provides fixed compensation designed to attract and retain executive talent. Variations among Named Executive Officers reflect each individual’s role, responsibilities, experience, expertise, and performance, as well as market benchmarks and company-wide salary trends. The Compensation Committee reviews salaries annually. Adjustments are discretionary, unweighted by any specific formula, and incorporate input from the CEO (except regarding his own compensation). Similar market factors and Committee discretion guide salary settings for new executive officers.

Annual Incentives — Annual incentives provide variable pay for the achievement of the Company’s financial goals, with target incentives set as a percentage of salary, and are designed to reward achievement of goals with an annual cash payment. At the end of each fiscal year, the Compensation Committee considers the aggregate compensation of each Named Executive Officer and may adjust the annual incentive payment otherwise earned if the aggregate compensation is deemed deficient or excessive in the opinion and discretion of the Compensation Committee. Annual incentives are settled in cash, except for the CEO, who receives his award in shares of common stock.

Long-Term Incentives — Long-term incentives are equity incentives designed to drive improvements in performance that build wealth and create long-term stockholder value by tying the value of earned incentives to the long-term performance of our common shares. For Named Executive Officers other than the CEO, long-term incentives are also set as a percentage of salary.

Compensation Key Considerations

Annual Goal Setting. Annual incentive goals for our Named Executive Officers align with our financial, strategic, and operational objectives. For fiscal year 2026, the Compensation Committee continued to emphasize both growth and profitability by linking annual incentives to specific financial targets. Specifically, payouts were based on revenue growth, conditioned upon achieving a minimum adjusted EBITDA margin threshold.

Variable Pay at Risk. A substantial portion of Named Executive Officer compensation is performance-based and "at-risk," representing between 50% and 69% of 2026 target total annual pay. Our program emphasizes long-term equity awards to align executive compensation with the performance of our common stock. We believe this focus on long-term value creation effectively balances incentive opportunities with prudent risk management.

Compensation Consultants and Competitive Market Assessments. The Compensation Committee engaged a compensation consultant to prepare a market assessment of compensation, and the Committee used this market study in setting compensation for fiscal year 2026.

22 | 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2026 Compensation

Base Salary.

For fiscal year 2026, base salary comprised between 31% and 50% of total target compensation for the Named Executive Officers.

When considering base salaries for the Named Executive Officers for fiscal year 2026, the Compensation Committee reviewed the market study provided by the compensation consultant, reviewed market compensation surveys, and considered other material factors, including their recent experiences hiring and retaining employees, our financial and operating performance, our share price performance, and the recommendations of the CEO with respect to the Named Executive Officers other than himself. Based on their review, the Committee believed that increases in the base salaries of all of our executive officers, other than Mr. Srinivasan, were appropriate to remain aligned with the Committee’s philosophies and goals. Accordingly, the Committee approved increases in base salaries of between 10% and 14% for each of the Named Executive Officers other than Mr. Srinivasan. Mr. Srinivasan received no increase to base salary for fiscal year 2026.

Officer	FY25 Base Salary	Increase	FY26 Base Salary
Ramesh Srinivasan	600,000	0%	600,000
Dave Wood	350,000	14%	400,000
Kyle Badger	330,000	14%	375,000
Sethuram Shivashankar	340,000	10%	375,000
Joe Youssef	300,000	13%	340,000

Annual Incentives.

Annual Incentive Targets. The Compensation Committee set fiscal year 2026 annual incentive goals at the beginning of the fiscal year based on fiscal year revenue and adjusted EBITDA goals, as follows:

•
Revenue Goal: 100% of target annual incentives were based on the Company’s achievement of a fiscal year 2026 revenue target of $320 million (subject to satisfaction of the adjusted EBITDA condition); and
•
Adjusted EBITDA Condition: All annual incentive payouts were subject to the condition that adjusted EBITDA margin after payment of annual incentives exceeded 20% of revenue.

		Threshold		Target		Maximum
Component	Weighting (%)	Amount	Payout (% of base salary)	Amount	Payout (% of base salary)	Amount	Payout (% of base salary)
Revenue	100	$310M	30-60% (1)	$320M	50-100% (2)	$330M	60-120% (3)
(1)
The threshold payout in fiscal year 2026 for Mr. Srinivasan was 50% of base salary and for all other NEOs, it was approximately 30% of base salary.
(2)
The target payout in fiscal year 2026 was 100% of base salary for Mr. Srinivasan, 37% of base salary for Mr. Youssef, and 50% of base salary for the other Named Executive Officers.
(3)
The maximum payout in fiscal year 2026 was 150% of base salary for Mr. Srinivasan, 44% of base salary for Mr. Youssef, and 60% of base salary for the other Named Executive Officers.

Under the annual incentive plan, payouts are scaled for achievement of the revenue goal that falls between the threshold level and the target level and between the target level and the maximum level. If the adjusted EBITDA condition was not achieved, then the annual incentives would not be earned.

For fiscal year 2026, the Committee continued to believe that revenue growth was the measure most accretive to stockholder value. The Committee imposed the adjusted EBITDA condition in order to encourage disciplined management of Company expenses and profitable growth.

The annual net revenue target represented a 16% increase over actual fiscal year 2025 net revenue, which the Compensation Committee believed required performance that was reasonably difficult and demonstrated sufficient goal rigor.

2026 Proxy Statement | 23

COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Results. Total net revenue increased 15% to a record $319.3 million in fiscal 2026, compared to total net revenue of $275.6 million in fiscal year 2025. Adjusted EBITDA was a record $67.7 million, or 21.2% of net revenue, in fiscal year 2026, compared to $53.8 million, or 19.5% of net revenue, in fiscal year 2025. As a result, the adjusted EBITDA condition was attained, and the net revenue target was attained at a 97% achievement level.

Notwithstanding the earned achievement, the Committee believed the Company exceeded expectations with respect to adjusted EBITDA and used its discretion to award an additional bonus to the CEO and each of the Named Executive Officers of 3% of the annual incentive target, bringing total awards to 100% achievement of annual incentive targets, which was the amount the Committee believed was reasonable and consistent with its compensation philosophies and goals. The summary compensation table on page 31 includes the earned amount (97% achievement) in the "non-equity incentive plan compensation" column and the discretionary amount in the "bonus" column.

Component	Result	Target
Revenue	319.3	320.0
Adjusted EBITDA	21.2%	20.0%

CEO Annual Incentive. Mr. Srinivasan was eligible for an annual incentive for fiscal year 2026 based on the Company financial performance metrics described above, with any such earned incentive to be settled in shares of common stock. Pursuant to both his prior employment agreement and his amended employment agreement, Mr. Srinivasan’s target annual incentive for fiscal year 2026 was set at 100% of his base salary, or $600,000, with a maximum potential incentive of $900,000 (150% of his base salary) and a threshold potential incentive of $300,000 (50% of his base salary).

Based on the fiscal year 2026 results discussed above, Mr. Srinivasan was awarded 97% of his annual incentive target, plus an additional 3% discretionary bonus as noted above. Accordingly, the Compensation Committee granted Mr. Srinivasan 7,570 shares of common stock, having an approximate value of $600,000 based on the closing price of the Company’s common stock on May 26, 2026, the date that the Committee made its determination.

Annual Incentives for the Other Named Executive Officers. Fiscal year 2026 target annual incentives for the other Named Executive Officers other than Mr. Youssef were set as 50% of the executive’s base salary. As our Chief Commercial Officer, Mr. Youssef’s annual incentives included the same annual incentive as the other Named Executive Officers, with a target set as 37% of his base salary, plus an annual sales-related incentive with a target set as an additional 44% of his base salary.

Annual incentives comprised 16% to 28% of total fiscal year 2026 target compensation for these Named Executive Officers.

Officer	Target Annual Incentive as % of Base Salary	Target Annual Sales Incentive as % of Base Salary (1)	Aggregate Target Annual Incentives ($)	Target Annual Incentive as % of FY26 Total Target Compensation
Dave Wood	50%	—	200,000	16%
Kyle Badger	50%	—	187,500	19%
Sethuram Shivashankar	50%	—	187,500	17%
Joe Youssef	37%	44%	275,000	28%

(1) With respect to Mr. Youssef, his annual sales incentive plan provides for a payout based upon achievement of pre-set performance targets tied to the net annual contract value of the sales of certain products and services.

Additional detail about target and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2026 table below.

Based on the fiscal year 2026 results discussed above, each of the Named Executive Officers were awarded 97% of their target annual incentive and an additional 3% of the target annual incentive as a discretionary bonus, as described above.

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COMPENSATION DISCUSSION AND ANALYSIS

Officer	Annual Incentive Plan Target ($)	Achievement of Annual Incentive Goal (%)	Annual Incentive Plan Payout ($)	Discretionary Annual Bonus Payout ($)	Annual Sales Incentive Plan Target ($)	Achievement of Annual Sales Incentive Goal (%)	Annual Sales Incentive Payout ($)	Total Annual Incentives Payouts ($)
Dave Wood	200,000	97.25%	194,500	5,500	—	—	—	200,000
Kyle Badger	187,500	97.25%	182,344	5,156	—	—	—	187,500
Sethuram Shivashankar	187,500	97.25%	182,344	5,156	—	—	—	187,500
Joe Youssef	275,000	97.25%	121,563	3,438	150,000	90%	135,500	260,500

Long-Term Incentives.

Pursuant to his amended employment agreement, Mr. Srinivasan received grants in March 2023 of time-vesting and performance vesting restricted stock units (RSUs) with vesting and performance periods of three years. Consistent with its prior practices for Mr. Srinivasan, the Committee intended and in fiscal year 2026 continued to believe that these awards meet its goals of retention and alignment with stockholder interests for Mr. Srinivasan, and the Committee did not provide any additional long-term incentive to Mr. Srinivasan in fiscal year 2026.

With respect to the other Named Executive Officers for fiscal year 2026, the Committee provided long-term equity awards to each of these Named Executive Officers in amounts that it believed further the goals of retention and alignment with stockholder interests.

In setting the long-term incentive awards for these Named Executive Officers, the Committee received input and recommendations from Mr. Srinivasan. The Committee granted long-term equity awards to the Named Executive Officers and other key employees of the Company in November 2025. The Committee, with the advice and recommendations of Mr. Srinivasan, determined the level of awards for each Named Executive Officer, which it believed furthered its goals of retention and alignment with stockholder interests. The long-term equity incentive awards to these Named Executive Officers comprised between 39% and 53% of each executive’s total fiscal year 2026 target compensation. Each of the awards were comprised of RSUs that vest in equal annual amounts over three years beginning on the first anniversary of the date of grant.

Officer	LTI Value ($)*	Shares Subject to Award (#)
Dave Wood	678,296	5,330
Kyle Badger	424,030	3,332
Sethuram Shivashankar	529,911	4,164
Joe Youssef	384,452	1,259

* The awards values were based on the closing price of our common stock on November 3, 2025, the date the Committee granted the awards, which was $127.26 per share.

The Committee’s focus with long-term incentive awards has been to link compensation directly to stockholder gains. In addition, the Committee believed the vesting schedule for the awards bolsters retention over the three-year vesting period.

Additional Compensation – Executive Benefits. We provide executive benefits to our Named Executive Officers, such as additional life insurance benefits, which are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. Other welfare benefits offered to our Named Executive Officers are the same type and level of benefits offered to all Company employees.

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COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements. The Company has entered into employment agreements with each of the Named Executive Officers.

As of March 31, 2026, in accordance with his employment agreement, Mr. Srinivasan will serve as CEO and President for a three-year initial term beginning on March 10, 2024. The term of employment will automatically extend for successive periods of one year unless either the Company or Mr. Srinivasan provides written notice of non-renewal at least 90 days before the end of the then-current employment term. If the employment agreement is terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years. In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date. If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, 48 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

The Company has entered into employment agreements with each of the other Named Executive Officers. Under the employment agreements for these Named Executive Officers, upon termination without cause, we must pay severance equal to 12 months’ salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit. None of the Named Executive Officers is entitled to excise tax gross-up payments.

In consideration of the severance benefits, Mr. Srinivasan is subject to 24-month post-termination confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations. Each other employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12-month post-termination non-compete provision.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination for good reason that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a

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COMPENSATION DISCUSSION AND ANALYSIS

combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Accelerated Vesting. Except as described above for our CEO, none of the employment agreements provide for accelerated vesting of equity. Under our 2020 Equity Incentive Plan and 2016 Stock Incentive Plans and the 2024 Plan, vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believed that during a change of control situation, a stable business environment is in the stockholders’ best interests, and accelerated vesting provisions provide stability. Additionally, under outstanding restricted share award agreements, all restricted shares (including performance shares) vest upon death or disability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

The equity incentive awards granted to the Named Executive Officers are subject to a holding period of one year following a change of control. Under this provision, all unvested SSARs and restricted shares accelerate upon the actual occurrence of a change of control but remain subject to restrictions on exercise and transfer until the earlier of one year after the change of control or the executive’s qualified termination. The Committee believed that this further restriction during a change of control situation further promotes a stable business environment and is in the stockholders’ best interests.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on total compensation (annualized in the case of full- and part-time employees who joined the company during fiscal year 2025) of each of our employees (excluding the CEO) as of March 31, 2026. The annual total compensation of our median employee for 2026 was $23,090. As disclosed in the Summary Compensation Table appearing on page 31, our CEO’s annual total compensation for fiscal year 2026 was $1,213,846. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 53 to 1. Given the different methodologies that various public companies will use to determine an estimate of their CEO pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Additional Compensation-Related Policies and Practices

Clawback – Recoupment of Bonuses, Incentives, and Gains. Under the Company’s clawback policy, which is intended to comply with NASDAQ rules implementing Exchange Act Rule 10D-1, if our financial statements are restated due to a material noncompliance with financial reporting requirements under the U.S. federal securities laws, then our Compensation Committee will have the sole and absolute authority to seek recoupment of any cash- or equity-based incentive compensation received by executive officers and certain other employees within the three fiscal years prior to the restatement where the receipt of the incentive compensation was predicated upon the achievement of certain financial results that were subsequently the subject of such a restatement. The Compensation Committee has broad discretion under the policy to determine the appropriate means to recover any such erroneously received incentive compensation, including seeking cash repayment, offsetting compensation by the amount subject to retroactive adjustment or canceling outstanding awards, provided recoveries cannot extend back more than three years.

Insider Trading Policy. The Company’s insider trading policy, which is reasonably designed to promote compliance with insider trading laws and applicable rules and regulations, including those imposed by the SEC and NASDAQ, governs any and all trades or other transactions involving the Company’s securities by directors, officers, employees and consultants. The insider trading policy prohibits purchases, sales and other transactions of the Company’s securities while in possession of material non-public information regarding the Company and from disclosing such information to others. It also imposes additional restrictions on directors, officers and certain other employees who regularly have access to such material non-public information, including blackout periods and pre-clearance requirements. A copy of the insider trading policy is filed as an Exhibit to the Company’s Annual Report on Form 10-K. Because the Company has not historically engaged in stock buybacks, the Company has not adopted formal policies and procedures with respect to the Company’s transactions in its own securities.

2026 Proxy Statement | 27

COMPENSATION DISCUSSION AND ANALYSIS

Timing of Equity Grants. During fiscal year 2026, the Compensation Committee did not grant any stock options or similar awards as part of the Company’s equity compensation programs. If stock options or similar awards are granted in the future, our practice is to not grant any such awards at a time when we are in possession of material nonpublic information, including but not limited to the release of earnings or news regarding a significant transaction. In addition, we generally do not grant stock options or similar awards (i) during trading blackout periods established under our insider trading policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. Our executive officers are not permitted to choose the grant date for their individual stock option or similar award grants.

Stock Ownership Guidelines. To underscore the importance of strong alignment between the interests of management and stockholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO and directors having the highest ownership requirements. Director and executive compensation are designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our stockholders, customers, suppliers, and employees of our commitment to stockholder value. Each director and executive officer is expected to maintain minimum share ownership of shares with a value based on a multiple of base salary or director annual retainer listed below:

Multiple of Director Annual Retainer or Executive Base Salary
Within 5 Years
Directors	6x
CEO	6x
Other Executive Officers	3x

Stock ownership that is included toward attainment of the guidelines includes (i) shares owned directly (including through open market purchases, through the Company’s Employee Stock Purchase Plan or acquired and held upon vesting of Company equity awards); (ii) shares owned either jointly with, or separately by, his or her immediate family members residing in the same household; (iii) shares held in trust for the benefit of the individual, or his or her immediate family members; and (iv) unvested restricted shares and restricted stock units.

Directors and executives are expected to attain the specified target ownership levels within five years from becoming a director or an executive and remain at or above that level until retirement. The Compensation Committee of the board of directors regularly reviews progress toward achieving these ownership levels, and at its meeting in May 2026, the Compensation Committee determined that all of the directors and executives met the prescribed ownership levels.

Until a director or executive has satisfied the stock ownership guidelines, such director or executive is required to retain fifty percent (50%) of the net shares of common stock received from the Company as compensation after deducting any shares withheld by the Company or sold by the director or executive, if any, for the purpose of satisfying the exercise price and tax liabilities and related fees related to the settlement event. Once an individual achieves his or her stock ownership requirement, these retention restrictions no longer will apply unless a disposition would cause the individual’s stock ownership to fall below the required amount.

Impact of Tax Considerations. Section 162(m) of the Internal Revenue Code, through December 31, 2017, limited the tax deduction of public companies for compensation in excess of $1.0 million paid to their CEO and the three most highly compensated executive officers (other than the CFO) at the end of any fiscal year unless the compensation qualified as “performance-based compensation” Under applicable IRS regulations. For tax years after December 31, 2017, the Tax Cuts and Jobs Act of 2017 amended Section 162(m) to expand the $1.0 million deduction limitation described above to a larger group of employees and to eliminate the “performance-based” exception. The employees (referred to as “covered employees”) to whom the deduction limitation applies include the CEO and CFO (in each case, whether or not serving as executive officers as of the end of the fiscal year) and the three other most highly compensated executive officers. In addition, once considered a “covered employee” for a given year, the individual will be treated as a “covered employee” for all subsequent years.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive and long-term compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Named Executive Officers should be managed in accordance with the objectives outlined in the Committee’s compensation philosophy and in the best overall interests of the Company’s stockholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

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COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, and included in the Company’s Proxy Statement for its 2026 Annual Meeting of Stockholders.

The Compensation Committee of the Board of Directors

Dana Jones, Chair

Michael A. Kaufman

Melvin Keating

Jerry Jones

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following table and related notes provide information regarding fiscal year 2026 compensation for our Named Executive Officers, including our CEO and CFOs, and the other three most highly compensated executive officers for fiscal year 2026.

Summary Compensation Table for Fiscal Year 2026

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ramesh Srinivasan	FY26	600,000	—	600,000	—	13,846	1,213,846
President and Chief Executive	FY25	600,000	—	498,000	—	26,906	1,124,906
Officer	FY24	600,000	—	630,000	—	19,366	1,249,366

Dave Wood	FY26	400,000	5,500	678,296	194,500	13,263	1,291,559
Vice President and Chief	FY25	350,000	31,500	551,982	113,750	25,988	1,073,220
Financial Officer	FY24	310,000	—	387,485	162,800	19,581	879,866

Kyle Badger (5)	FY26	375,000	5,156	424,030	182,344	14,315	1,000,845
Senior Vice President,	FY25	330,000	29,700	256,538	107,250	26,334	749,822
General Counsel and Secretary

Sethuram Shivashankar (5)	FY26	375,000	5,156	529,911	182,344	11,833	1,104,244
Senior Vice President, Chief	FY25	340,000	30,600	298,194	110,500	20,227	799,521
Technology Officer & Chief	FY24	310,000	—	248,021	162,800	17,945	738,766
Information Officer

Joe Youssef (5)	FY26	340,000	3,438	384,452	257,063	23,720	1,008,672
Senior Vice President,	FY25	187,500	13,872	2,373,036	50,080	19,775	2,644,263
Chief Commercial Officer

(1)
Amounts represent discretionary cash incentive payments awarded to the Named Executive Officers.
(2)
Stock Awards include grants of restricted shares and restricted stock units (RSUs). With respect to Mr. Srinivasan, amounts disclosed also include amounts received under the Company’s annual incentive plan, based on achievement of pre-set incentive goals established at the beginning of the year, as follows: 7,570 common shares were awarded in fiscal year 2026; 4,970 common shares were awarded in fiscal year 2025; and 6,098 common shares were awarded in fiscal year 2024. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized for restricted shares and RSUs will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted shares, RSUs and common shares, are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The fair value of RSU and restricted share grants subject only to a service condition is based on the closing price of our common shares on the grant date. For RSU and restricted share grants subject to a market condition (“performance grants”), we estimate the fair value on the grant date through a lattice option pricing model that utilizes a Monte Carlo analysis, based on the probable outcome of the performance condition. The fair value of grants of common shares is based on the closing price of our common shares on the grant date. Discussion of the assumptions used in determining these valuations is set forth in Note 13 of the Notes to Consolidated Financial Statements of the Company’s 2026 10-K.
(3)
Amounts represent cash-based annual incentive payments received based on pre-set incentive goals established at the beginning of the fiscal year. With respect to Mr. Srinivasan, his annual incentive award is paid in the form of stock, the value of which is reported in the “stock awards” column.

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EXECUTIVE COMPENSATION

(4)
All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2026

Name	401(k) Company Match ($)	Executive Life Insurance ($)	All Other ($)(a)	Total ($)
R. Srinivasan	11,231	2,615	—	13,846
D. Wood	11,954	1,309	—	13,263
K. Badger	11,913	2,402	—	14,315
S. Shivashankar	11,833	—	—	11,833
J. Youssef	11,816	—	11,904	23,720
(a)
Consists of costs of employee and family travel to Company leadership events and employee gifts received at such events.
(5)
Mr. Badger was not a Named Executive Officer in fiscal year 2024 and Mr. Youssef was not a Named Executive Officer in 2024 or 2023. As such, compensation earned by Messrs. Badger and Youssef is not included for those respective years.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2026. All equity awards were made under the Company’s 2020 or 2024 Equity Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2026

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards ($)(2)			Stock Awards: Number of	Grant Date Fair Value of
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock (#)	Stock Awards ($)(3)
Ramesh Srinivasan						300,000	600,000	900,000

Dave Wood	11/3/2025								5,330	678,296
	9/4/2025		120,000	200,000	240,000

Kyle Badger	11/3/2025								3,332	424,030
	9/4/2025		112,500	187,500	225,000

Sethuram Shivashankar	11/3/2025								4,164	529,911
	9/4/2025		112,500	187,500	225,000

Joe Youssef	11/3/2025								3,021	384,452
	9/4/2025	(1)	75,000	125,000	150,000
	9/4/2025	(4)		155,000
(1)
Amounts shown in the columns under Estimated Possible Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2026 threshold, target and maximum cash-based annual incentive payouts under the 2026 annual incentive plan. Payouts under the 2026 annual incentive plan were based on achievement of net revenue goals and were further subject to satisfaction of an Adjusted EBITDA condition for each Named Executive Officer. As discussed in the CD&A above, annual incentives could not be earned for less than threshold performance. Fiscal year 2026 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above.
(2)
Amounts shown in the columns under Estimated Possible Payouts Under Equity Incentive Plan Awards represent fiscal year 2026 threshold, target and maximum annual incentive payouts under the 2026 annual incentive plan, which are paid out in stock in such number of shares that translate into the disclosed dollar amount at the time of the payout. Payouts under the 2026 annual incentive plan were based on achievement of net revenue goals and were further subject to satisfaction of an Adjusted EBITDA condition. As discussed in the CD&A above, annual incentives could not be earned for less than threshold performance. With respect to Mr. Srinivasan, his fiscal year 2026 annual incentive plan award was paid out on May 26, 2026 in the form of 7,570 shares with a grant date fair value of $79.25.
(3)
The dollar amount shown for each equity grant, all of which are restricted shares, represents the grant date fair value of the shares, calculated in accordance with FASB ASC Topic 718, based on the closing price of our common shares on the grant date. The actual value, if any, recognized upon the vesting of shares will depend upon the market price of the shares on the date the shares vest.
(4)
The amount shown is an additional annual sales incentive, which provides for a payout based upon achievement of pre-set performance targets tied to the net annual contract value of the sales of certain products and services.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2026.

Outstanding Equity Awards at 2026 Fiscal Year-End

		Option or SSAR Awards				Stock Awards
		Number of Securities Underlying Unexercised Options or SSARs (#)				Number of Shares		Market Value of Shares of
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	of Stock That Have Not Vested (#)(1)(2)		Stock That Have Not Vested ($)(3)
Dave Wood	11/19/2020	2,528		20.02	6/2/2027
	11/15/2023					1,422	(a)	101,161
	11/22/2024					2,677	(a)	190,442
	11/3/2025					5,330	(a)	379,176

Kyle Badger	11/15/2023					771	(b)	54,849
	11/22/2024					1,244	(b)	88,498
	11/3/2025					3,332	(b)	237,038

Sethuram Shivashankar	11/15/2023					910	(c)	64,737
	11/22/2024					1,446	(c)	102,868
	11/3/2025					4,164	(c)	296,227

Joe Youssef	8/22/2024					18,212	(d)	1,295,602
	11/22/2024					840	(d)	89,565
	11/3/2025					3,021	(d)	214,914

(1)
Mr. Srinivasan's Units vested on March 10, 2026.
(2)
For the Named Executive Officers other than Mr. Srinivasan, as of March 31, 2026, the vesting schedules for the stock awards were as follows:
a.
Restricted stock awards: 1,422 vest on October 31, 2026; RSUs: 3,114 vest on October 31, 2026; 3,116 vest on October 31, 2027; and 1,777 vest on October 31, 2028.
b.
Restricted stock awards: 771 vest on October 31, 2026; RSUs: 1,732 vest on October 31, 2026; 1,733 vest on October 31, 2027; and 1,111 vest on October 31, 2028.
c.
Restricted stock awards: 910 vest on October 31, 2026; RSUs: 2,111 vest on October 31, 2026; 2,111 vest on October 31, 2027; and 1,388 vest on October 31, 2028.
d.
Restricted stock awards: 4,047 vest on August 31, 2026; and 14,165 vest on August 31, 2027; RSUs: 1,427 vest on October 31, 2026; 1,427 vest on October 31, 2027; and 1,007 vest on October 31, 2028.
(3)
Calculated based on the closing price of the shares on March 31, 2026, of $71.14 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers while they were serving as Named Executive Officers during fiscal year 2026.

Option Exercises and Stock Vested for Fiscal Year 2026

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Ramesh Srinivasan	—	—	45,238	3,316,398
Dave Wood	—	—	1,338	167,865
Kyle Badger	—	—	622	78,036
Sethuram Shivashankar	—	—	723	90,708
Joe Youssef	—	—	1,604	273,318

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EXECUTIVE COMPENSATION

(1)
The amounts in this column reflect the full number of shares that vested and do not take into account shares withheld to satisfy tax obligations upon vesting.
(2)
The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing market price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2026, the last business day of fiscal year 2026, assuming that the current employment agreements with each of our Named Executive Officers had been in effect at such time.

Employment Agreements. The Named Executive Officers are each a party to an employment agreement with the Company.

If Mr. Srinivasan’s amended employment agreement, which was in effect as of March 31, 2026, was terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years. In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date. If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, 48 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans, and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unreimbursed expenses.

For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company or the requirement that he report to anyone other than the Company’s board of directors or following a change in control he is not made the chief executive officer of the ultimate parent of the resulting entity), (iii) his removal as a member of the board of directors (other than by his voluntary resignation) or his failure to be appointed to the board of directors of the ultimate parent of any resulting entity following a change in control, (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, (vi) ) a change of more than 50 miles in the geographic location at which you are required to provide services to the Company, or (vii) a material breach of the agreement by the Company (including a failure to pay current compensation or benefits when due), and the Company fails to materially cure such condition within 30 days of notice of the breach. For the other Named Executive Officers, good reason is limited to where the Company changes the Named Executive Officer’s position such that his compensation or responsibilities are substantially lessened or at any time prior to a change in control of the Company, the Named Executive Officer no longer reports to the CEO, and in each case the Company fails to cure such situation within 30 days after notice.

If the Company terminates the employment of any of the other Named Executive Officers without cause, we must pay severance equal to 12 months’ salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is

34 | 2026 Proxy Statement

EXECUTIVE COMPENSATION

entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months’ of COBRA continuation coverage under the Company’s health benefit.

During the term of his employment and for 24 months thereafter, Mr. Srinivasan is subject to the Company’s standard confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of the employment agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination. Following a termination of employment of any other Named Executive Officer for any reason, such Named Executive Officer is prohibited for a 12-month period following termination from being employed by, owning, operating, controlling, or being connected with certain businesses that compete with the Company. The employment agreement for each of the other Named Executive Officer also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and a 12-month non-solicitation of Company employees.

2026 Proxy Statement | 35

EXECUTIVE COMPENSATION

Termination and Change of Control

	Ramesh Srinivasan	Dave Wood	Kyle Badger	Sethuram Shivashankar	Joe Youssef

Voluntary Termination ($)(1)
Base Salary and Incentive	—	—	—	—	—
Health Insurance	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Good Reason ($)(2)
Base Salary and Incentive	2,400,000	400,000	375,000	375,000	340,000
Health Insurance (3)	59,392	38,000	29,866	45,965	45,802
Accelerated Vesting/RSUs	—	—	—	—	—
Total	2,459,392	438,000	404,866	420,965	385,802
Change of Control ($)(4)
Base Salary and Incentive	2,400,000	600,000	562,500	562,500	465,000
Health Insurance (3)	118,783	38,000	29,866	45,965	45,802
Accelerated Vesting/Stock and RSUs	—	670,779	380,386	463,833	1,600,081
Total	2,518,783	1,308,779	972,751	1,072,298	2,110,883
Death or Disability ($)(5)
Base Salary and Incentive	—	—	—	—	—
Health Insurance	—	—	—	—	—
Accelerated Vesting/Stock and RSUs	—	670,779	380,386	463,833	1,600,081
Total	—	670,779	380,386	463,833	1,600,081

(1)
A “voluntary termination” includes retirement or any other form of resignation other than for good reason or upon death or disability.
(2)
For Mr. Srinivasan, “cause” is defined as (i) conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere with respect to a felony, (ii) conduct that is Prohibited Activity under the non-competition section of his employment agreement, (iii) conduct that breaches his duty of loyalty to the Company or his willful misconduct, any of which materially injures the Company, (iv) a willful and material breach of his material obligations under any agreement entered into between him and the Company that materially injures the Company, or (v) failure to substantially perform his reasonable duties with the Company (other than by reason of his disability) that materially injures the Company. For the other Named Executive Officers, “cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, or (iv) misconduct, malfeasance, or insubordination.
(3)
Health Insurance consists of health care and dental care benefits. The amount reflects reimbursement of COBRA benefits for the applicable period.
(4)
Cash severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Restricted shares vest upon a change of control without termination. The value of restricted shares upon vesting reflects the closing price of $71.14 per share on March 31, 2026. Values represent potential vesting under a hypothetical change of control situation on March 31, 2026.
(5)
All restricted stock subject to time or performance vesting conditions will vest upon death or disability.

36 | 2026 Proxy Statement

EXECUTIVE COMPENSATION

Pay Versus Performance

The following table shows the total compensation for our named executive officers (“NEOs”) for the past five fiscal years as set forth in the Summary Compensation table, the “compensation actually paid” (or “CAP”) to our principal executive officer (“PEO”), and on an average basis, to our other NEOs (in each case, as determined under SEC rules), our Total Stockholder Return (“TSR”), the TSR of companies listed in the SIC Code 7373 - Computer Integrated Systems Design (our peer group for this purpose), our GAAP net income (loss), and our Company Selected Metric results (GAAP net revenue).

Fiscal Year ended March 31, (a)	Summary compensation on table total for PEO ($)(b)(1)	Compensation actually paid to PEO ($)(c)(2)	Average summary compensation on table total for non- PEO NEOs ($)(d)(3)	Average compensation actually paid to non- PEO NEOs ($)(e)(2)	Total stockholder return ($)(4)	Peer group total stockholder return ($)(4)	Net income (in thousands) ($)	Net revenue (in thousands) ($)(5)
2026	1,213,846	1,253,090	1,101,330	2,252,402	48.26	4.92	38,791	319,312
2025	1,124,906	1,336,576	1,316,707	1,107,806	334.21	64.21	23,225	275,624
2024	1,249,366	989,700	771,804	774,745	404.43	61.58	86,195	237,464
2023	5,836,288	9,323,318	605,203	1,791,185	394.01	11.64	14,582	198,065
2022	822,789	(205,682)	403,998	416,487	138.80	42.08	6,478	162,636

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Srinivasan (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation table. Refer to “Summary Compensation Table for Fiscal Year 2026.”
(2)
The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. “Compensation actually paid” may not necessarily represent total cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan for named executives, so no adjustment for pension benefits is included in the table below. The following table details these adjustments:

Fiscal Year ended March 31, (a)	Executives	SCT Total Compensation ($)(A)	Grant date value of new awards ($)(B)	Year-end value of new awards ($)(i)	Change in value of prior awards that are unvested ($)(ii)	Change in value of vested awards granted in prior fiscal years ($)(iii)	Value of vested awards granted during fiscal year ($)(iv)	Value of unvested awards forfeited during fiscal year ($)(v)	Total equity CAP (C)=(i)+(ii) +(iii)+(iv)+(v) ($)	CAP (D)=(A)- (B)+(C) ($)
2026	PEO	1,213,846	600,000	—	—	39,244	600,000	—	639,244	1,253,090
	Other NEOs	1,101,330	504,172	1,127,356	(38,531)	566,419	—	—	1,655,244	2,252,402
2025	PEO	1,124,906	498,000	—	328,152	(116,483)	498,000	—	709,670	1,336,576
	Other NEOs	1,316,707	869,938	535,780	(28,670)	153,926	—	—	661,037	1,107,806
2024	PEO	1,249,366	630,000	—	(192,038)	(67,628)	630,000	—	370,334	989,700
	Other NEOs	771,804	259,513	240,689	23,888	(2,123)	—	—	262,453	774,745
2023	PEO	5,836,288	5,219,824	5,027,042	—	3,319,813	360,000	—	8,706,855	9,323,318
	Other NEOs	605,203	195,125	669,074	130,734	581,299	—	—	1,381,107	1,791,185
2022	PEO	822,789	204,000	—	(1,019,476)	(8,995)	204,000	—	(824,471)	(205,682)
	Other NEOs	403,998	99,375	101,195	41,643	(30,975)	—	—	111,864	416,487

A.
The dollar amounts reported in the Summary Compensation table for the applicable fiscal year (on an average basis for the non-PEO NEOs).
B.
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and "Option Awards" columns in the Summary Compensation table for the applicable year (on an average basis for the non-PEO NEOs).
C.
The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following (on an average basis for the non-PEO NEOs):
(i)
the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)
the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;
(iii)
for awards that vest in the applicable year, the change in the fair value as of the vesting date from the end of the prior fiscal year; and
(iv)
for awards that are granted and also vest in the applicable year, the fair value as of the vesting date. The valuation assumptions and processes used to recalculate fair values used a consistent process and did not materially differ from those disclosed at the time of the applicable grant; and
(v)
for awards that forfeit in the applicable year, the fair value as of the end of the prior fiscal year.
D.
“Compensation Actually Paid” may not necessarily represent total cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

2026 Proxy Statement | 37

EXECUTIVE COMPENSATION

(3)
The dollar amounts reported in column (d) are the average amounts of total compensation reported for the non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation table. Refer to “Summary Compensation Table for Fiscal Year 2026.” For each of years ended March 31, 2026, 2025, 2024, 2023 and 2022, the non-PEO NEOs were:

Year ended March 31,	Non-PEO NEOs
2026	Dave Wood, Kyle Badger, Sethuram Shivashankar, Joe Youssef
2025	Dave Wood, Kyle Badger, Sethuram Shivashankar, Joe Youssef
2024	Dave Wood, Don DeMarinis, Sridhar Laveti, Sethuram Shivashankar
2023	Dave Wood, Kyle Badger, Prabuddha Biswas, Don DeMarinis
2022	Dave Wood, Kyle Badger, Don DeMarinis, Chris Robertson

(4)
TSR is determined based on the value of an initial fixed investment of $100 at market close on the last trading before April 1, 2021. The TSR peer group consists of the companies listed in the SIC Code 7373 - Computer Integrated Systems Design.
(5)
Our company-selected measure is GAAP revenue.

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. Therefore, we do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year and the Compensation Committee did not consider this information in making its executive compensation decisions. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR of the Company

For fiscal years 2022, 2023, 2024, 2025 and 2026, the Company’s TSR (based on a $100 investment at the beginning of fiscal year 2022) increased by 38.8%, increased by 183.9%, increased by 2.6%, decreased by 17.4%, and decreased by 85.6%, respectively. During each of fiscal years 2023, 2024, 2025 and 2026, CAP to our PEO increased from $(0.2) million to $9.3 million; decreased from $9.3 million to $1.0 million; increased from $1.0 million to $1.3 million; and remained at $1.3 million, respectively. During each of fiscal years 2023, 2024, 2025 and 2026, average CAP to our non-PEO NEOs increased from $0.4 million to $1.8 million; decreased from $1.8 million to $0.8 million; increased from $0.8 million to $1.1 million; and increased from $1.1 million to $2.3 million, respectively.

Compensation Actually Paid and Net Income (Loss)

For fiscal years 2022, 2023, 2024 and 2026, the Company’s Net Income increased by 130.8%, 125.1%, 491.1%, and 67%, respectively. For fiscal 2025, the Company's Net Income decreased by 73.1%. As noted above, CAP to our PEO and to our non-PEO NEOs increased during fiscal year 2023, decreased during fiscal year 2024, and increased during fiscal year 2025. CAP to our PEO decreased during fiscal year 2026 and CAP to our non-PEO NEOs increased during fiscal year 2026.

Compensation Actually Paid and Revenue

For fiscal years 2022, 2023, 2024, 2025 and 2026, the Company’s Revenue (computed in accordance with GAAP) increased by 18.6%, increased by 21.8%, increased by 19.9%, increased by 16.1%, and increased by 15.9%, respectively. As noted above, CAP to our PEO and to our non-PEO NEOs increased during fiscal year 2023, decreased during fiscal year 2024, and increased during fiscal year 2025. CAP to our PEO decreased during fiscal year 2026 and CAP to our non-PEO NEOs increased during fiscal year 2026.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

Company TSR significantly outpaced Peer Group TSR (computed using the companies listed in the SIC Code 7373 - Computer Integrated Systems Design) for fiscal years 2022, 2023, 2024, 2025 and 2026.

38 | 2026 Proxy Statement

EXECUTIVE COMPENSATION

Financial Performance Measures

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on the objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs to the Company’s performance for the most recently completed fiscal year are as follows:

•
Net Revenue
•
Adjusted EBITDA
•
Stock Price

2026 Proxy Statement | 39

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2026.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (2011 and 2016 Stock Incentive Plans and 2024 and 2020 Equity Incentive Plan)	315,983	20.02	2,913,445
Equity compensation plans not approved by stockholders	—	—	—
Total	315,983	20.02	2,913,445

40 | 2026 Proxy Statement

PROPOSAL 2

PROPOSAL 2

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. At the 2025 Annual Meeting of Shareholders, approximately 94% of the shares present and entitled to vote were voted in support of our executive compensation program. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and stockholders’ interests.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our stockholders’ interests and market practices. As a result of this review, the Compensation Committee maintained target annual incentive opportunities for the named executive officers for fiscal 2026 at the same level, or below, as compared to fiscal year 2025; and set annual incentive performance targets for fiscal year 2026 based on improvements over prior year results. Additional highlights of our 2026 compensation program are:

•
Competitive and Market-Based Pay Based on Performance. We evaluate the competitiveness of compensation relative to market data, with a significant portion of compensation dependent on Company performance.
•
Long-Term Incentives Aligned with Shareholder Interests. 2026 long-term incentives were aligned with shareholder interests through a link to share price.
•
Stock Ownership Requirements. Our stock ownership requirements for executives align the interests of executives and shareholders.
•
No Excise Tax-Gross Ups. Our double-trigger change in control terms do not provide any excise tax gross-ups.
•
Clawback Provisions. Our compensation programs include clawback provisions.
•
Few perquisites.

Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to reduce pay relative to target compensation when financial and operating results are not as strong. We believe the 2026 compensation of our named executive officers is reflective of and consistent with that intent.

We are asking stockholders to approve, on an advisory basis, our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask stockholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our board of directors; however, we value the opinions of our stockholders and to the extent there is any significant vote against this proposal, we will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2026 compensation tables and the related disclosure and narratives to those tables.”

2026 Proxy Statement | 41

PROPOSAL 2

PROPOSAL 2

Recommendation of the Board of Directors

The board recommends that stockholders vote “for” proposal 2. Proxy cards received by the company will be voted “for” proposal 2 unless the stockholder specifies otherwise on the proxy card.

Vote Required

The affirmative vote of the holders of shares representing a majority of the shares present or represented by proxy and entitled to vote will be required for the advisory approval of this proposal. Abstentions and broker non-votes will have the effect of a vote against this proposal.

42 | 2026 Proxy Statement

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Audit Committee’s activities are governed by a written charter adopted by the board of directors; the Audit Committee Charter is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of four directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market and the rules and regulations of the SEC. The Board has determined that Directors Donald Colvin, Dana Jones, John Mutch and Lisa Pope each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Grant Thornton LLP, the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2026 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received annual written disclosures from Grant Thornton regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s 2026 audited financial statements be included in the Company’s 2026 Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

Submitted by the Audit Committee of the Board of Directors

Donald Colvin, Chair

Dana Jones

John Mutch

Lisa Pope

2026 Proxy Statement | 43

PROPOSAL 3

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Auditor”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed Grant Thornton LLP as our Independent Auditor for the fiscal year ending March 31, 2027.

Stockholder ratification of the selection of Grant Thornton as our Independent Auditor is not required by our Bylaws or otherwise; however, the board of directors has determined to seek stockholder ratification of that selection to provide stockholders an avenue to express their views on this important matter. If our stockholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Auditor at any time during the year if it is determined that such a change would be in the best interests of the Company and our stockholders.

The Audit Committee reviewed the fees of Grant Thornton LLP, our Independent Auditor for fiscal year 2026. Fees for services rendered by Grant Thornton for fiscal years 2026 and 2025 were:

	2026	2025
Audit fees ($)	977,918	1,003,108
Audit-related fees ($)	—	219,950
Tax fees ($)	36,288	54,224
Total fees ($)	1,014,207	1,277,281

“Audit Fees” consist of fees billed for professional services related to our annual audits under PCAOB auditing standards, quarterly reviews of our condensed consolidated financial statements, reviews of certain SEC filings, comfort letter issuance, and statutory audits. “Audit-related fees” include fees for assurance and related services other than those included in Audit fees including fees for acquisition-related due diligence services. “Tax Fees” include tax compliance, tax planning and tax consulting services.

Representatives of Grant Thornton are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Auditor. The Pre-Approval Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by our Independent Auditor may be pre-approved. The Audit Committee is required to pre-approve the audit and non-audit services performed by our Independent Auditor to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Pre-Approval Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval, but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. All audit and non-audit services were pre-approved by the Audit Committee during fiscal years 2026 and 2025.

44 | 2026 Proxy Statement

PROPOSAL 3

Vote Required

The affirmative vote of the holders of shares representing a majority of the shares present or represented by proxy and entitled to vote will be required for the advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. We do not expect any broker non-votes to result from this proposal.

PROPOSAL 3

Recommendation of the Board of Directors

The board recommends that stockholders vote “for” the ratification of Grant Thornton as our independent registered public accounting firm. Proxy cards received by the company will be voted “for” proposal 3 unless the stockholder specifies otherwise on the proxy card.

2026 Proxy Statement | 45

RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

Since April 1, 2025, there has not been, and there is not currently proposed, any transaction or series of similar transactions requiring disclosure under Item 404 of Regulation S-K.

Policy on Approval of Related Person Transactions

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

HOUSEHOLDING

The SEC’s rules permit us to send a single copy of our Notice and Access Letter regarding the annual meeting to any household at which two or more shareholders reside if we believe that they are members of the same family. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one Notice and Access Letter to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the Notice and Access Letter (or proxy materials, if applicable), as requested, to any shareholder at a shared address to which a single copy of the Notice and Access Letter was delivered. If you prefer to receive separate copies of the Notice and Access Letter (or proxy materials, if applicable), either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at: (770) 810-7800 or writing us at: Agilysys, Inc., 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, Attention: Secretary.

A majority of brokerage firms have also instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the Notice and Access Letter (or proxy materials, if applicable), if you are currently receiving multiple copies of the Notice and Access Letter (or proxy materials, if applicable) and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple Notice and Access Letters. These options are available to you at any time.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Stockholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

46 | 2026 Proxy Statement

RELATED PERSON TRANSACTIONS

STOCKHOLDER PROPOSALS

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2027 Annual Meeting of Stockholders must submit their proposals so that they are received by our Secretary at our Alpharetta office, located at 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, no later than the close of business on March 18, 2027 unless the date of our 2027 Annual Meeting is changed by more than 30 days from the first anniversary of the 2026 Annual Meeting, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal and the number of common shares owned. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a stockholder to bring a matter properly before the 2027 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), the stockholder must comply with the requirements set forth in our Bylaws, including: (i) be a stockholder of record at the time notice of the matter is given and at the time of the2027 Annual Meeting and, for matters other than nominations of directors, at the record date for the 2027 Annual Meeting, (ii) be entitled to vote at the 2027 Annual Meeting, and (iii) have given timely written notice of the matter to the Secretary. A stockholder’s notice of a matter the stockholder wishes to present at the 2027 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, no earlier than May 5, 2027, and no later than June 4, 2027; provided, however, that in the event that the date of our 2027 Annual Meeting is changed by more than 30 days from the first anniversary of the 2026 Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting or the 10th calendar day following the day on which public disclosure of the date of the 2027 Annual Meeting is first made.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide in its notice the information required by the Company’s Bylaws, including the information required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

Any stockholder entitled to vote at the 2026 Annual Meeting on September 2, 2026, may make a request in writing and we will mail, at no charge, a copy of our 2026 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022.

2026 Proxy Statement | 47

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” "outlook," "forecast," "preliminary," “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” "would," "could," “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated herein and in other filings and statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including those listed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2026. Any forward-looking statement made by us is based only on information currently available and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement made herein or any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future events, or otherwise.

48 | 2026 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/AGYS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AGYS 2026 Annual Meeting Proxy Card • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. A 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 -Donald A. Colvin 02 -Dana Jones 03 -Jerry Jones 04 -Michael A. Kaufman 05 -Melvin L. Keating 06 -John Mutch 07 -Lisa Pope 08 -Ramesh Srinivasan For Against Abstain For Against Abstain 2. Approval, on a non-binding advisory basis, of the compensation 3. Ratification of the appointment of Grant Thornton LLP as the of the Company’s named executive officers set forth in the Company’s independent registered public accounting firm for attached Proxy Statement the fiscal year ending March 31, 2027 Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 82BM 04AXBC

2026 Annual Meeting of Agilysys, Inc. Stockholders The 2026 Annual Meeting of Stockholders of Agilysys, Inc. will be held on September 2, 2026 at 5:00 pm ET, virtually via the Internet at https://meetnow.global/AGYS2026. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: https://www.envisionreports.com/AGYS Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AGYS • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proxy — Agilysys, Inc. Notice of 2026 Annual Meeting of Stockholders of Agilysys, Inc. Proxy Solicited by Board of Directors for Annual Meeting — September 2, 2026 Kyle Badger and/or Ramesh Srinivasan, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Agilysys, Inc. to be held on September 2, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below.